Exhibit 21

SUBSIDIARIES OF SAUL CENTERS, INC.

Ashburn Village Center LLC

Avenel VI Inc.

Briggs Chaney Plaza, LLC

Leesburg Pike Plaza LLC

Kentlands Lot 1, LLC

SCI 3000 Washington, LLC

Saul Holdings Limited Partnership

Saul Monocacy, LLC

Saul QRS, Inc.

Saul Subsidiary I Limited Partnership

Saul Subsidiary II Limited Partnership

Smallwood Village Center, LLC

Westview Village Center, LLC